Exhibit 10.18

Oncure Medical Corp.
188 Inverness Drive West
Suite 650
Englewood, CO 80112

February 19, 2010

Via Electronic Mail & U.S. First Class Mail

Mr. David S. Chernow

7100 E. Crestline Avenue

Greenwood Village, CO 80111

Dear David:

This letter confirms the agreement between Oncure Medical Corp. (the “Company”) and you regarding the terms of your separation from the Company effective as of February 26, 2010 (the “Separation Date”).

1.             Resignation of Title and Position. As of the Separation Date, you hereby resign as President and Chief Executive Officer of the Company and confirm your resignation of all other positions that you hold as an employee or officer with the Company and any of its affiliates and all positions that the you hold on the Board of Directors of OnCure Holdings, Inc. (“Holdings”), and on the Boards of Directors of any of Holdings’ subsidiaries, and any and all committees thereof, and the Company confirms its acceptance of such resignations. Your separation from the Company on the Separation Date shall constitute a termination of your employment pursuant to Section 4.6 of the Employment Agreement by and between you and the Company dated May 17, 2007, as amended (the “Employment Agreement”).

2.             Severance Pay and Benefits. As of the Separation Date, you will be entitled to receive (a) all wages accrued through that date, including all accrued, unused vacation in a lump sum, (b) $508,000 equal to the sum of one year of your current base salary, payable on the Company’s normal payroll periods over a period of one year, (c) in lieu of any amounts otherwise earned under the 2009 annual bonus plan, $100,000 payable in a lump sum at the same time the 2009 annual bonus payments are made to the executives of the Company, and (d) at the Company’s expense, continued health insurance coverage pursuant to “COBRA” for a period of up to twelve (12) months following the Separation Date or until the date Executive is no longer eligible for “COBRA” continuation coverage, whichever is earlier, (the “Severance Benefits”). In addition, you shall be permitted to keep possession of the Company provided computers and related monitors currently at your residence and your Company provided blackberry; provided, however, that all such devices shall be delivered to the Company and all confidential Company information and proprietary software shall be deleted from such devices to the Company’s satisfaction, and any ongoing carrier charges for blackberry service shall solely be your responsibility following the Separation Date. All payments and benefits made pursuant to this

Section 2 shall be net of applicable taxes and other authorized withholding. All payments and benefits outlined in this Section 2 are in satisfaction of the Company’s obligations under Colorado wage payment laws and shall constitute full and complete satisfaction of any and all amounts properly due and owing to you as a result of your employment, or termination thereof, with the Company and any subsidiary or affiliate of the Company and pursuant to the terms of the Employment Agreement. The payments made pursuant to subsections (b) through (d) of this Section 2 are made in consideration for your compliance with the Conditions for Receiving Severance set forth in Section 5 of this agreement (including the Release) and with Section 8 of this agreement. You acknowledge that you are not entitled to a pro rata Annual Bonus (as defined in the Employment Agreement) with respect to 2010.

3.             Transaction Bonus. In the event the Company consummates a merger or other business combination transaction with Alliance HealthCare Services on or before June 30, 2010, and Genstar Capital Partners IV, L.P. and/or its affiliates receive proceeds, net of any fees or expenses, from such transaction in excess of 1.3 times their cumulative investment in the Company, then the Company shall pay to you a one time transaction bonus of $100,000, payable in a lump sum within 30 days of the closing of such transaction (the “Transaction Bonus”). The value of any publicly traded securities received as proceeds in the transaction shall be valued based on the average closing price per share of such securities over the thirty (30) days immediately preceding the closing date of the transaction and any other non-cash proceeds shall be valued as determined by the Company’s board of directors in good faith. All payments made pursuant to this Section 3 shall be net of applicable taxes and other authorized withholding.

4.             Stock Options. All unexercised Options to purchase shares of Holdings common stock held by you as of the date hereof (“Options”) will expire immediately upon the Separation Date, whether or not vested as of the Separation Date. You hereby covenant and agree that you will not exercise any of the vested Options prior to the Separation Date.

5.             Conditions for Receiving Severance and Transaction Bonus. Pursuant to the terms of the Employment Agreement, and as a condition for eligibility to receive the Transaction Bonus and the Severance Benefits and other benefits of Section 2, you must do the following:

a)             On or before the Separation Date, except as provided in Section 2, return all Company property in your possession, including, without limitation, (i) all Company-issued computer equipment and related accessories, including all storage devices; and (ii) all documents containing employee personal data (including but not limited to wages, salaries, social security numbers or medical information) and customer documents, whether in electronic or hard copy form;

b)            Cooperate with the Company in a professional manner to transition duties and responsibilities;

c)             Sign and return this agreement and the attached Release of Claims (the “Release”) no later than March 11, 2010 in the envelope provided and not revoke the Release within the seven day revocation period contained therein; and

d)         Comply with the requirements of Section 9.

6.             Maintaining Confidential information. You agree that you will not disclose any privileged or confidential information that you acquired while employed with the Company to any other person, or use such information in any manner that is detrimental to the Company’s or its customer’s interests. Nothing herein is intended to prohibit you from responding to a lawfully issued subpoena or other legal process.

7.             Non-Disparagement/References. You agree not to disparage or otherwise communicate negative statements or opinions about the Company, its customers, owners, employees or business. The Company agrees to instruct its officers and directors to not disparage or otherwise communicate negative statements or opinions about you. If contacted by prospective employers, the Company will provide, consistent with its standard policy, your job title and dates of employment.

8.             Cooperation. In addition to your duties under Section 5 b), you agree that following your Separation Date you will provide reasonable cooperation to the Company, its subsidiaries, officers, employees, directors and their successors and assigns at mutually agreeable times and places in response to requests made by the Company or its attorneys in matters relating to internal investigations, external investigations and/or judicial or administrative proceedings arising out of or relating in any way to any facts known by you, including but not limited to reasonable cooperation with the Company’s independent accounting firm or firms as well as reasonable participation in conferences and meetings, assisting counsel, being available for interviews and depositions, providing documents or information, aiding in analysis of documents, testifying or complying with any other reasonable requests by the Company. The Company shall reimburse you for all pre-approved expenses reasonably incurred by you in compliance with this Section.

9.             Restrictive Covenants. The restrictive covenants contained in Article IX of the Employment Agreement (the “Restrictive Covenants”) shall remain in full force and effect, and are incorporated by reference herein as if fully set forth herein.

10.          Investor Rights Agreement. You acknowledge and agree that that certain Investor Rights Agreement entered into as of August 18, 2006 by and among you, Holdings and certain of its stockholders which are parties thereto (the “Investor Rights Agreement”), as amended, shall remain in full force and effect, and is incorporated by reference herein as if fully set forth herein.

11.          Breach of Covenants. In the event that you breach or threaten to breach the covenants set forth in Sections 6,7,8, 9 or 10, you acknowledge that the Company, will have no adequate remedy at law and will be irreparably harmed and, therefore, you agree that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach and that the Company shall be entitled to specific performance of the terms of Sections 5,6,7,8 or 9 in addition to any other legal or equitable remedy it may have in each case without the posting of any bond or proving actual damages.

12.          Enforcement; Arbitration. Except for an action seeking injunctive relief with Section 8 or the Release, all disputes, controversies, or claims based upon, relating to, or arising from your employment by the Company or the terms, interpretation, performance, breach, or arbitrability of this agreement or the Release (other than workers’ compensation claims) shall be settled through final and binding arbitration. Unless you and the Company mutually agree otherwise, the arbitration shall be conducted by a single neutral arbitrator before the Judicial Arbitration and Mediation Service (“JAMS”), in accordance with its applicable rules. The arbitration shall be commenced by filing a demand for arbitration with JAMS within 14 (fourteen) days after the filing party has given notice of such breach to the other party. Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties. Arbitration may be compelled and enforced in accordance with the Federal Arbitration Act, 9 U.S.C. §1, et seq. Arbitration shall be conducted in Denver, Colorado.

13.          Choice of Law. This agreement shall in all respects be governed and construed in accordance with the laws of the State of Colorado, including all matters of construction, validity and performance, without regard to conflicts of law principles.

14.          Severability. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision. If for any reason any portion of this agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the parties agree that the remaining portions of this agreement shall remain in full force and effect and that such court, upon the request of the Company, may construe and/or modify such invalid or unenforceable portion in a valid and enforceable manner that most closely reflects the effect and intent of the original language.

15.          Voluntary and Knowing Agreement. You represent that you have thoroughly read and considered all aspects of this agreement, that you understand all of its provisions and that you are voluntarily entering into this agreement.

16.          Entire Agreement; Amendment. This agreement and the Release set forth the entire agreement between you and the Company and supersede any and all prior and contemporaneous oral or written agreements or understandings between you and the Company concerning the subject matter. This agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

17.          Execution in Counterparts. This agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

If you agree to the above terms, please date and sign the enclosed copy of this letter in the places indicated below and return that copy along with a signed and dated Release no later than March 11, 2010.

Respectfully,

Oncure Medical Corp.

		By:	/s/ L. Duane Choate
L. Duane Choate
Its: President & CEO

Accepted and agreed.

/s/ David S. Chernow
David S. Chernow

Date:	2/19/2010

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims (the “Release”) is given as required under the terms of that certain Employment Agreement by and between David S. Chernow (the “Executive”) and Oncure Medical Corp. (the “Company”) dated May 17, 2007, as amended (the “Employment Agreement”) and the letter agreement between the Company and Executive dated February 19, 2010 (the “Letter Agreement”).

(1)           In consideration of the separation pay and benefits to be provided to Executive under-the terms of the Employment Agreement and Letter Agreement, Executive, on behalf of himself and his heirs, executors, administrators, attorneys and assigns; hereby waives, releases and forever discharges Oncure Medical Corp. (the “Employer”) and the Employer’s parents, subsidiaries, whether direct or indirect, and their joint ventures and joint venturers at the time of Executive’s termination (“Affiliates),(including the Employer’s and Affiliates’ respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of the Employer’s and Affiliates’ respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to Executive’s employment with and/or separation from employment with the Employer and/or any of the Releasees and/or arising out of or relating to any other occurrence up to and including the date of this Waiver and Release Agreement, including but not limited to:

(a)           claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status) and/or

(b)           claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c)           any other claim whatsoever including, but not limited to, claims for severance pay, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to Executive’s employment with and/or separation from employment with the Employer and/or any of the other Releasees, but excluding (i) any claims which Executive may make under state worker’s compensation or unemployment laws, (ii) any claims for indemnity as an officer of Employer or any Releasee that Executive may have by law, under the bylaws or articles of incorporation of Employer or any Releasee, or pursuant to any directors and officers liability insurance, (iii) any claim to enforce the terms of the Employment Agreement or any consideration to be received by Executive thereunder and/or (iv) claims which by law Executive cannot waive (collectively subsections (i), (ii), (iii) and (iv) are the “Excluded Claims”).

(2)           Executive also agrees never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to Executive’s employment with and/or separation from employment with the Employer and/or any of the other Releasees, other than a suit to challenge this Waiver and Release agreement under ADEA or any suit for the Excluded Claims.

(3)           Executive further acknowledges and agrees that if Executive breaches the provisions of paragraph (2) above, then (a) the Employer shall be entitled to apply for and receive an injunction to restrain any violation of paragraph (2) above, (b) the Employer shall not be obligated to continue  payment of the separation  pay and availability of separation benefits, if  any, to Executive, (c) Executive shall be obligated to pay to the Employer its costs and expenses in enforcing this Waiver and Release Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees) and (d) as an alternative to (c), at the Employer’s option, Executive shall be obligated upon demand to repay to the Employer all but $100 of the separation benefits, if any, paid or made available to Executive pursuant to the Employment Agreement or Letter Agreement, and the foregoing covenants in this paragraph (3) shall not affect the validity of this Waiver and Release Agreement and shall not be deemed to be a penalty or a forfeiture.

(4)           Executive further waives his right to any monetary recovery should any federal, state or local administrative agency pursue any claims on Executive’s behalf arising out of or related to Executive’s employment with and/or separation from employment with the Employer and/or any of the other Releasees.

(5)           Executive further waives, releases, and discharges Releasees from any reinstatement rights which Executive has or could have and Executive acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim.

(6)           Executive further agrees that if he breaches the covenants set forth in Article IV of the Employment Agreement (the “Covenants”), then (a) the Employer shall be entitled to apply for and receive an injunction to restrain any such breach, (b) the Employer shall not be obligated to continue payment of the separation pay and availability of separation benefits, if any and (c) Executive shall be obligated to pay to the Employer its costs and expenses in enforcing the Covenants (including court costs, expenses and reasonable legal fees).

(7)           Executive acknowledges that he has been given at least twenty-one (21) days to consider this Waiver and Release Agreement thoroughly and was encouraged to consult with an attorney, if desired, before signing below.

(8)           Executive understands that Executive may revoke this Waiver and Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to the Employer. Executive further

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understands that if he revokes this Waiver and Release Agreement, he shall not receive the separation pay nor, if applicable, any separation benefits.

(9)           Executive also understands that the separation pay and, if applicable, separation benefits which Executive will receive in exchange for signing and not later revoking this Waiver and Release Agreement are in addition to anything of value to which Executive is already entitled.

(10)         EXECUTIVE FURTHER UNDERSTANDS THAT THIS WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.

(11)         Executive acknowledges and agrees that if any provision of this Waiver and Release Agreement is found, held, or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of the Waiver and Release Agreement shall continue in full force and effect.

(12)         This Waiver and Release Agreement is deemed made and entered into in the State of Colorado without giving effect to its choice of laws provisions, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to state law, the internal laws of the State of Colorado. Any dispute under this Waiver and Release Agreement shall be adjudicated by a court of competent jurisdiction in the State of Colorado.

(13)         Executive further acknowledges and agrees that he has carefully read and fully understands all of the provisions of this Waiver and Release Agreement and that he voluntarily enters into this Waiver and Release Agreement by singing below.

David S. Chernow

/s/ David S. Chernow
(Signature)

March 1, 2010
(Date)

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